EXHIBIT 99.1

Noodles & Company Names Joe Christina as President and Chief Operating Officer
Accomplished Restaurant Leader Joins Noodles & Company to Drive Operational Excellence

BROOMFIELD, Colo., February 18, 2025 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today announced the appointment of Joe Christina as its President and Chief Operating Officer. A seasoned restaurant executive with more than three decades of leadership experience, Christina will oversee operations and human resources and help further elevate the Noodles & Company experience for both guests and team members.

“Joe is a highly accomplished leader with deep operational expertise and a proven track record of driving growth and innovation in the restaurant industry,” said Drew Madsen, Chief Executive Officer at Noodles & Company. “His experience as both a CEO and operations leader makes him uniquely positioned to further elevate our foundation of operations excellence, strengthen our team culture, and unlock the significant growth opportunities ahead. Joe will also help ensure the successful execution of our comprehensive new menu introduction in the first half of this year.”

Christina has an extensive background in QSR and fast-casual restaurant leadership, with expertise spanning operations, financial management, market development, marketing, human resources, and franchise leadership. He has a proven track record of driving revenue and EBITDA growth in competitive markets through focused strategic planning and disciplined execution.

“I’m thrilled to join Noodles & Company at such an exciting time for the brand,” said Christina. “Noodles is a standout concept with a strong foundation, a highly differentiated menu, and significant growth potential. Their people-first culture deeply resonates with me. By focusing on operations excellence, menu innovation, and expanding catering, we will unlock new opportunities and drive sustainable, long-term success."

Christina’s career began at Burger King, where he was promoted through a series of key positions over 29 years including Restaurant Manager, Franchise Owner, VP of Global Operations and Training to SVP of Franchise Operations for the West Division.

In 2013, he joined Church’s Chicken as EVP of U.S. Operations, before being promoted to CEO, President, and Board Member. During his six-year tenure, he led the brand to significant year-over-year growth. Most recently, Christina served as CEO of Tijuana Flats, where he revitalized the brand and spearheaded its expansion.

Christina succeeds Brad West, who announced his retirement in 2024 after eight years as COO. West will remain with the company as Chief of Staff through June 2025 to ensure a seamless transition.

About Noodles & Company

Since 1995, Noodles & Company has been serving guests Uncommon Goodness and noodles your way, with noodles and flavors you know and new ones you’re about to discover. From indulgent Wisconsin Mac & Cheese to craveable Japanese Pan Noodles, Noodles serves a world of flavor in every bowl. Made up of more than 460 restaurants and 7,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door.

To learn more or find the location nearest you, visit www.noodles.com.

Media Contact
Danielle Moore
(720) 214-1971
press@noodles.com